EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 17, 2014 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.169747 per unit, payable on December 12, 2014, to unitholders of record on November 28, 2014. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	19,000	126,000	$88.48	$5.92
Prior Month	18,000	87,000	$91.14	$7.22

Other

XTO Energy advised the trustee that prior month underlying gas sales volumes declined primarily due to prior period purchaser adjustments.

Excess Costs

XTO Energy has advised the trustee that increased costs and a missing purchaser payment for oil revenue caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839